Exhibit 99.1

                                 PRESS RELEASE


New York Public Service Commission Approves Global Crossing's Sale of Local Exchange Carrier Business to Citizens Communications

     o Deal now valued at $3.5 billion or $3,266 per access line; accelerated closing now expected in June.

     o   FCC approval for transfer of control was announced on April 17.

     o Agreement streamlines Global Crossing's North American operations, and refines global focus on building and delivering services on the world's premier broadband network.

     o   With proceeds, Global Crossing's current business plan is fully funded.


Hamilton, Bermuda - April 26, 2001 - Global Crossing Ltd. (NYSE:GX) today announced that the New York Public Service Commission has approved the sale of Global Crossing's incumbent local exchange carrier (ILEC) business to Citizens.

On April 17, the Federal Communications Commission (FCC) also announced its approval of applications filed by Global Crossing and Citizens Communications seeking to transfer to Citizens licenses and authorizations held by Global Crossing's ILEC. The applications sought FCC approval for transfer of control of a domestic Sec. 214 authorization, and international Sec. 214 authorization and a cable TV relay service.

All remaining regulatory approvals are expected to be received by the end of May of this year, with the closing of the deal expected in June.

Said Global Crossing's Chief Executive Officer, Tom Casey: "This transaction streamlines Global Crossing's North American operations, and refines our focus on building and delivering services on the world's premier broadband network. The proceeds from this transaction, which come to $3,266 per access line, complete the funding of our current business plan and will be used to reduce indebtedness and to invest in network and product capabilities."

The price of the transaction has been adjusted to $3.5 billion to reflect changes in certain terms of the deal, including an agreement for expedited closing of the transaction. The agreement to sell the assets to Citizens was originally set at $3.65 billion.

The agreement between the two companies was first announced on July 12 of last year. Global Crossing and Citizens also entered into a strategic agreement under which Global Crossing will provide long distance services to the ILEC business.

The Global Crossing ILEC assets comprise approximately 1,072,000 access lines, representing the 10th largest ILEC group in the United States. Approximately half of these operations are in the Rochester, New York area, with the remainder in 13 states, including notably Minnesota, Iowa, Wisconsin, and Pennsylvania. The ILEC business was acquired by Global Crossing as part of its acquisition of Frontier Corporation in the fall of 1999.

About Global Crossing

Global Crossing Ltd. (NYSE:GX) provides integrated telecommunications solutions over the world's most extensive global IP-based fiber-optic network, which will have over 100,000 route miles, reaching 27 countries and more than 200 major cities by mid-2001. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas, Europe, and the Asia/Pacific region, and provides services in Asia through its subsidiary, Asia Global Crossing. Global Crossing Solutions provides integrated telecommunications solutions, including network outsourcing, to large global enterprises. Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information.

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition or changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.